Exhibit 99.1

Bristol Myers Squibb Elects Michael R. McMullen to Board of Directors

(Princeton, N.J., June 18, 2024) – Bristol Myers Squibb (NYSE: BMY) today announced that its Board of Directors has elected independent director Michael R. McMullen to the Board, effective July 1, 2024. Mr. McMullen will serve as a member of the Audit Committee of the Board of Directors.

“We are pleased to welcome Mr. Michael McMullen to our Board of Directors,” said Christopher Boerner, Ph.D., board chair and chief executive officer, Bristol Myers Squibb. “Mike's extensive experience in managing large businesses and global operations, combined with his proven track record of delivering excellent shareholder returns, will prove valuable as we continue to strengthen the company’s long-term growth profile, progress our pipeline, and prioritize opportunities where we see the highest return for our patients and shareholders.”

Mr. McMullen previously served as president and chief executive officer of Agilent Technologies, Inc. (“Agilent”) from 2015-2024. He brings to the Board more than 20 years of executive experience and leadership skills. During his tenure as CEO, Mr. McMullen led Agilent’s transformation into a market-leading life sciences and diagnostics company, nearly tripled its market capitalization, and drove a business and cultural transformation that led to significant improvements in growth and improved profitability. He is currently serving as a senior advisor to Agilent and its new CEO until October 31, 2024.

Prior to becoming CEO of Agilent, Mr. McMullen served as chief operating officer from 2014-2015, president of Agilent’s Chemical Analysis Group from 2009-2014 and held roles of increasing responsibilities during 1992-2009, including as vice president and general manager of the Chemical Analysis Solutions Unit of the Life Sciences and Chemical Analysis Group and country manager for Agilent's China, Japan and Korea Life Sciences and Chemical Analysis Group. Mr. McMullen began his career when he joined Agilent's predecessor, Hewlett-Packard Co., in 1984 as a financial analyst.

Mr. McMullen received his M.B.A. with honors from the University of Pennsylvania’s Wharton School of Business. He received his undergraduate degree, with a double major in finance and economics, magna cum laude from the University of Delaware. Mr. McMullen also serves on the board of directors of KLA Corporation and is a former director of Agilent and Coherent, Inc.

Theodore R. Samuels, the Board’s lead independent director, said: “Mike is an accomplished global executive whose transformational success is widely acknowledged by investors and industry experts. His global experience and inspirational leadership style will benefit the company and uniquely position the Board to support the company through its next chapter. We welcome Mike and look forward to his contributions.”

Mr. McMullen commented: “I am pleased to be joining the Board of Bristol Myers Squibb, a company known and respected for its long history of innovation and scientific discovery. It’s an exciting time at Bristol Myers Squibb and I look forward to joining my fellow directors and the management team in helping the company realize the promise of the compelling opportunities ahead.”

With the appointment of Mr. McMullen, effective July 1, 2024, the size of the Board will increase to 11. He will receive compensation in accordance with the company’s director compensation program. For more information about the Bristol Myers Squibb Board of Directors, click here.

About Bristol Myers Squibb Company

Bristol Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop, and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol Myers Squibb, visit us at BMS.com or follow us on LinkedIn, X (formerly Twitter), YouTube, Facebook, and Instagram.

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